EXHIBIT 99.1

Zomedica Announces Third Quarter 2020 Financial Results

ANN ARBOR, Mich., Nov. 12, 2020 (GLOBE NEWSWIRE) -- Zomedica Corp. (NYSE American:ZOM) (“Zomedica” or “Company”) today reported consolidated financial results for the third quarter ended September 30, 2020. Amounts, unless specified otherwise, are expressed in U.S. dollars and presented under accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Summary Third Quarter 2020 Results

Zomedica recorded net loss and comprehensive loss for the three and nine months ended September 30, 2020 of approximately $5.0 million, or $0.01 per share, and approximately $12.7 million, or $0.04 per share, compared to a loss of approximately $2.8 million or $0.03 per share, and approximately $17.0 million, or $0.16 per share, for the three and nine months ended September 30, 2019.

Research and development expense for the three months ended September 30, 2020 was approximately $2.7 million, compared to approximately $1.0 million for the three months ended September 30, 2019, an increase of approximately $1.7 million, or 181%. The increase primarily resulted from a milestone expense of $2.0 million pursuant to our development and supply agreement with Qorvo Biotechnologies, LLC. (“Qorvo”), offset in part by decreases in contracted expenditures, supplies, regulatory fees and consulting fees of approximately $237,000.

Research and development expense for the nine months ended September 30, 2020 was approximately $7.2 million, compared to approximately $9.6 million for the nine months ended September 30, 2019, a decrease of approximately $2.3 million, or 25%. The decrease primarily was due to a reduction in general research and development activity as we continue to focus on TRUFORMATM activities and is more specifically related to contracted expenditures, milestone expenses, salaries, bonus and benefits, supplies, and consulting fees as compared to the commensurate period in 2019.

General and administrative expense for the three months ended September 30, 2020 was approximately $1.3 million, compared to approximately $1.4 million for the three months ended September 30, 2019, a decrease of approximately $42,000, or 3%. The decrease resulted primarily from a decrease in travel and accommodation, marketing and investor relations, and other expenses of approximately $316,000, offset in part by increases in regulatory fees, rent expense, which is related to the reclassification of right-of-use asset expense from amortization to rent, salaries, bonus and benefits, insurance and office expense of approximately $274,000.

General and administrative expense for the nine months ended September 30, 2020 was approximately $3.6 million, compared to approximately $5.5 million for the nine months ended September 30, 2019, a decrease of approximately $1.9 million, or 34%. The decrease primarily was due to a reduction in stock compensation expense of approximately $2.1 million compared to the prior period and a reduction in travel and accommodation, marketing and investor relations expenses, salary expense, and supplies of approximately $504,000. These decreases were offset in part by an increase in office expense associated with the expensing of furniture in the office space completed in the first quarter, rent expense which is related to the reclassification of right-of-use asset expense from amortization to rent, regulatory fees, and insurance expense of approximately $681,000.

Professional fees for the three months ended September 30, 2020 were approximately $840,000, compared to approximately $307,000 for the three months ended September 30, 2019, an increase of $0.5 million, or 174%. The increase primarily was due to an increase in legal fees incurred in connection with our 2020 annual and special meeting and our proposed domestication into a Delaware corporation.

Professional fees for the nine months ended September 30, 2020 were approximately $1.4 million, compared to approximately $1.3 million for the nine months ended September 30, 2019, an increase of approximately $116,000, or 9%. The increase primarily was due to the reasons described in the prior paragraph.

Liquidity and Outstanding Share Capital

As of September 30, 2020, Zomedica had cash of approximately $52.0 million, compared to $510,586 as of December 31, 2019. The increase in cash during the nine months ended September 30, 2020 resulted primarily from the financing activities described below, partially offset by cashflows used in operating and investing activities as discussed below.

Net cash used in operating activities for the three months ended September 30, 2020 was approximately $5.7 million, compared to approximately $3.9 million for the three months ended September 30, 2019, an increase of approximately $1.8 million, or 45%. The increase resulted primarily from a higher net loss in the third quarter of 2020 compared to the third quarter of 2019. In addition, other operating uses of cash included approximately $1.1 million of deposits and prepaid expenses for inventory, insurance, and property tax paid, offset in part by an increase in of accounts payable of approximately $100,000.

Net cash used in operating activities for the nine months ended September 30, 2020 was approximately $13.6 million, compared to approximately $13.8 million for the nine months ended September 30, 2019, a decrease of approximately $212,000, or 2%. The decrease resulted primarily from a lower net loss for the nine months ended September 30, 2020 compared to the comparable period of 2019. In addition, other operating uses of cash include a reduction in accounts payable of approximately $799,000, more than offset by non-cash items including stock compensation expense of approximately $2.5 million, and expense recorded for the issuance of stock for services, amortization of right-of-use asset, and depreciation of approximately $1.4 million.

Net cash from financing activities for the three months ended September 30, 2020 was approximately $28.6 million, compared to a use of cash of approximately $1,400 for the three months ended September 30, 2019, an increase of approximately $28.6 million. The increase resulted primarily from the sale of our equity securities during the third quarter of 2020 for total gross proceeds of approximately $30.0 million and proceeds from warrant exercises of approximately $864,000, offset in part by stock issuance costs of approximately $2.2 million.

Net cash from financing activities for the nine months ended September 30, 2020 was approximately $64.0 million, compared to approximately $15.0 million for the nine months ended September 30, 2019, an increase of approximately $49.1 million, or 328%. The increase resulted primarily from the sale of our equity securities during the nine months ended September 30, 2020 for total gross proceeds of approximately $56.5 million, proceeds from warrant exercises of approximately $12.1 million, and approximately $527,000 in loan proceeds from the SBA’s Paycheck Protection Program, offset in part by stock issuance costs of approximately $5.1 million.

Net cash used in investing activities for the three months ended September 30, 2020 was approximately $1,000, compared to approximately $582,000 for the three months ended September 30, 2019, a decrease of approximately $582,000, or 100%. Cash used in the 2020 period related to enhancements to our finance and accounting software used in the buying and selling of inventory, whereas cash used in the 2019 period included the addition of the website.

Net cash from investing activities for the nine months ended September 30, 2020 was approximately $1.0 million, compared to net cash used of approximately $657,000 for the nine months ended September 30, 2019, an increase of approximately $1.7 million, or 253%. The increase in net cash from investing activities during the nine months ended September 30, 2020 related primarily to approximately $1.0 million of cash received in connection with the cancellation and buyout of our office lease compared to the prior period in which approximately $700,000 was used in association with the digital data platform, the construction of marketing assets, and the capitalization of integration costs associated with the implementation of an ERP system.

As of September 30, 2020, and November 11, 2020, Zomedica had an unlimited number of authorized common shares with 564,051,438 common shares issued and outstanding.

For complete financial results, please see Zomedica’s filings on EDGAR and SEDAR or visit the Zomedica website at www.ZOMEDICA.com.

About Zomedica

Based in Ann Arbor, Michigan, Zomedica (NYSE American: ZOM) is a veterinary health company creating products for dogs and cats by focusing on the unmet needs of clinical veterinarians. Zomedica’s product portfolio will include innovative diagnostics and medical devices that emphasize patient health and practice health. It is Zomedica’s mission to provide veterinarians the opportunity to increase productivity and grow revenue while better serving the animals in their care. For more information, visit www.ZOMEDICA.com.

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Reader Advisory

Except for statements of historical fact, this news release contains certain "forward-looking information" or “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur and include statements relating to our expectations regarding the public offering. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and verification and validation studies, uncertainty as to the likelihood and timing of any required regulatory approvals, availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; veterinary acceptance of our products; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; risks pertaining to permits and licensing, intellectual property infringement risks, risks relating to any required clinical trials and regulatory approvals, risks relating to the safety and efficacy of our products, the use of our products, intellectual property protection, risks related to the COVID-19 pandemic and its impact upon our business operations generally, including our ability to develop and commercialize our products, and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

Investor Relations Contacts

PCG Advisory Group
Kirin Smith, COO
ksmith@pcgadvisory.com
+1 646.863.6519
www.pcgadvisory.com